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Exhibit 2.1

[LOGO OF TRAVERS SMITH BRAITHWAITE]



                           Dated                      2003

                         (1)  EFT SERVICES HOLDING B.V.

                         (2)  EURONET WORLDWIDE, INC.

                      (3)  BANK MACHINE (ACQUISITIONS) LIMITED



                           SHARE ACQUISITION AGREEMENT

                                   RELATING TO

                          EURONET SERVICES (UK) LIMITED

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THIS AGREEMENT is made on                                              2003

BETWEEN:

(1) EFT SERVICES HOLDING B.V., incorporated in the Netherlands and whose principal offices are at Officia I, De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands (the "Seller");

(2) EURONET WORLDWIDE, INC., incorporated in Delaware, USA with registered number 04-280688 and whose principal executive offices are at 4601 College Boulevard, Leawood, Kansas 66211, USA (the "Seller's Guarantor"); and

(3) BANK MACHINE (ACQUISITIONS) LIMITED, incorporated in England and Wales with registered number 04594943 and whose registered office is at Unit 1, The Beacons, Beaconsfield Road, Hatfield, Hertfordshire AL10 8RS (the "Buyer").

INTRODUCTION

(A) The Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms and conditions of this Agreement with effect from the Effective Date; and

(B) The Seller's Guarantor has agreed to guarantee the obligations of the Seller under this Agreement.

IT IS AGREED as follows:

1.   INTERPRETATION

1.1 The following words and expressions where used in this Agreement have the meanings given to them below:

     Accounts the audited financial statements of the Company, prepared in accordance with the Act for the accounting reference period ended on the Accounts Date, a true copy of which comprise Annexure 1;

     Accounts Date                 31 December 2001;

     Act                           the Companies Act 1985;

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     Adjustment                    the amount (if any) by which the Working
                                   Capital Value differs from the Target Working Capital Value which shall be expressed as a negative number if the Working Capital Value is less than the Target Working Capital Value and a positive number if the Working Capital Value is more than the Target Working Capital Value;

     Agreed Bundle                 the documents listed in the index attached as
                                   Appendix A to the Disclosure Letter;

     Agreed Claim any claim against the Seller under this Agreement (including a claim under the Warranties) and/or under the Tax Deed which is agreed in writing by the parties or finally determined either by a court of competent jurisdiction or a duly appointed arbitrator or expert (as the case may be);

     Agreement                     this Agreement, together with its Schedules;

     Assumed Leasing Liabilities   the liabilities of the Company under the
                                   leases for ATMs set out in Schedule 8 which are to be retained by the Company at Completion;

     ATM                           automated teller machine;

     ATM Site Agreements           agreements that have been entered into on or
                                   prior to the date of this Agreement between the Company and owners/occupiers of sites where there are ATMs for occupation by ATMs of such sites;

     2002 Audited Accounts         the audited balance sheet of the Company as
                                   at 31 December 2002 and the audited profit and loss account of the Company for the period from 1 January 2002 to 31

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                                     December 2002, prepared in accordance with
                                     Schedule 7;

     Auditors the auditors of the Company from time to time;

     Business Day                    any day other than a Saturday, Sunday or
                                     English public or bank holiday;

     Buyer's Group                   Buyer and any subsidiary or affiliate
                                     thereof;

     Buyer's Solicitors              Travers Smith Braithwaite of 10 Snow Hill,
                                     London EC1A 2AL;

     Comfort Letters                 the letters of even date from each of Ron
                                     Delnevo, Debbie Smyth and Paul Hughes to the Seller in the agreed form.

     Company Euronet Services (UK) Limited, brief details of which are set out in Schedule 1;

     Completion                      completion of the sale and purchase of the
                                     Shares under this Agreement;

     Completion Date                 the date on which Completion occurs;

     Confidential Information        all information (whether oral or recorded
                                     in any medium) relating to the Company's business, financial or other affairs
                                     (including future plans of the Company)
                                     which is treated by the Company as
                                     confidential (or is marked as confidential or is by its nature confidential);

     Consideration Retention         the sum of (pounds)200,000 to be paid by
                                     the Buyer into one of the Retention
                                     Accounts on Completion;

     Consideration Retention         the second Business Day after the date on
     Release Date                    which the Working Capital Value is agreed,
                                     deemed agreed or determined (as the case may be) pursuant to Schedule 7;

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     disclosed                       as defined in clause 5.2;

     Disclosure Letter               the letter, together with the Agreed
                                     Bundle, dated with today's date from the Seller to the Buyer containing disclosures against the Warranties;

     Driving Contract                the contract relating to ATM transaction
                                     processing in the approved terms to be
                                     entered into at Completion;

     Due Diligence Report            a legal due diligence report dated on or
                                     about today's date from the Buyer's
                                     Solicitors in the approved terms;

     Effective Date                  31st December 2002;

     Girobank Retention              the sum of (pounds)148,750 to be paid by
                                     the Buyer into one of the Retention
                                     Accounts on Completion;

     Hardware the computer and data processing systems used by the Company at the date of this Agreement (excluding the Software) including all plant and equipment which may include embedded software or similar processing systems;

     ICTA 1988                       the Income and Corporation Taxes Act 1988;

     Information Technology          the Hardware and Software;
     Systems

     Initial Consideration           the sum of (pounds)15,121,284;

     Intellectual Property           patents, trade marks, registered designs,
                                     applications for any of the foregoing,
                                     copyright, design rights, database rights and analogous rights, trade and business names, rights in confidential information and know-how howsoever arising and any rights or interest in any of the foregoing;

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     Intra-Group Indebtedness        all amounts owed by the Company to any
                                     member of the Retained Group including all interest thereon in the amount of (pounds)3,381,841;

     Licensed Intellectual Property  Intellectual Property owned by third parties which the Company is permitted to use or exercise, details of which and the agreements relating to which are listed in
                                     Schedule 6;

     Management Accounts             the unaudited management accounts of the
                                     Company for the 11 month period to 30
                                     November 2002, a true copy of which
                                     comprises Annexure 2;

     month                           a calendar month;

     Pound or (pounds)               UK pound sterling;

     Press Release                   the press release in the approved terms to
                                     be issued at Completion;

     Property the leasehold property, brief details of which are set out in Schedule 5;

     Recognised Investment Exchange  a recognised investment exchange within the meaning of Part XVIII of the Financial
                                     Services and Markets Act 2000 including
                                     NASDAQ;

     Retained Group                  the Seller, any parent undertaking of the
                                     Seller and any subsidiary undertaking of the Seller or such parent undertaking from time to time (including the Seller's
                                     Guarantor but excluding the Company) and references to "Retained Group Company" and to "any member of the Retained Group" shall be construed accordingly;

     Retention Accounts              two designated interest-bearing deposit
                                     accounts with National Westminster

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                                     Bank plc in the name of the Buyer's
                                     Solicitors and the Seller's Solicitors
                                     relating to the Consideration Retention
                                     (being the "Number 1 Account") and the
                                     Girobank Retention (being the "Number 2
                                     Account");

     Retention Account Letters       two letters setting out the method of
                                     operation of the Retention Account from the Buyer and the Seller to the Buyer's
                                     Solicitors and the Seller's Solicitors in the approved terms;

     SEC the Securities and Exchange Commission of the United States of America;

     Seller's Accountants            KPMG LLP;

     Seller's Solicitors             Squire, Sanders & Dempsey of Royex House,
                                     Aldermanbury Square, London EC2V 7HR;

     Shares the entire issued share capital of the Company comprising 2,500,000 ordinary shares of (pounds)1.00 each in the capital of the Company;

     Software all the computer software used by the Company at the date of this Agreement;

     Statement of Working Capital
     Value a statement of working capital value based on the 2002 Audited Accounts and prepared in accordance with Schedule 7;


     Target Working Capital Value    negative (pounds)125,000;

     Taxation shall have the meaning attributed to "Taxation" in the Tax Deed and the expression "for taxation purposes" shall also have the meaning attributed to it in the Tax Deed;

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     Tax Deed                        the tax deed in the approved terms to be
                                     entered into at Completion;

     TGCA 1992                       Taxation of Chargeable Gains Act 1992;

     Transitional Service Agreement  an agreement of even date made between the
                                     Company (1) and the Seller's Guarantor (2) providing for the provision of certain services in the approved terms;

     Unagreed Claim                  any claim against the Seller under this
                                     Agreement (including a claim under the
                                     Warranties) and/or the Tax Deed which is notified by the Buyer to the Seller on or before the Retention Release Date and which is not an Agreed Claim;

     United Kingdom or U.K.          England, Scotland, Wales and Northern
                                     Ireland;

     US Dollar or $                  the United States dollar;

     Warranties                      the warranties set out in Schedule 3; and

     Working Capital Value           the difference between certain defined
                                     current assets and certain defined
                                     liabilities of the Company as at the
                                     Effective Date calculated in accordance
                                     with Part III of Schedule 7 all as shown in the 2002 Audited Accounts and agreed, deemed or agreed or determined (as the case may be) pursuant to Schedule 7.

1.2 Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the Act at today's date shall have the same meaning in this Agreement. The term "connected with" shall have the meaning attributed to it at today's date by section 839 ICTA 1988.

1.3  Unless the context requires otherwise, references in this Agreement to:

     1.3.1 any of the masculine, feminine and neuter genders shall include other genders;

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     1.3.2   the singular shall include the plural and vice versa;

     1.3.3 a "person" shall include a reference to any natural person, body corporate, unincorporated association, partnership and trust;

     1.3.4 "employees" shall be deemed to include consultants, and references to contracts of employment and to commencement or cessation of employment shall be deemed to include contracts for consultancy and commencement or cessation of consultancy;

     1.3.5 any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any amendment or modification made after today's date would increase any liability or impose any additional obligation under this Agreement;

     1.3.6 any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

     1.3.7 any time or date shall be construed as a reference to the time or date prevailing in England.

1.4 The headings in this Agreement are for convenience only and shall not affect its meaning. References to a "clause", "Schedule" or "paragraph" are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5 A document expressed to be "in the approved terms" means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each party.

1.6 A document expressed to be an "Annexure" means a document a copy of which has been identified as such and initialled by or on behalf of each party.

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1.7  In construing this Agreement, general words introduced by the word "other"
     shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.   SALE OF SHARES

2.1 The Seller shall sell (or procure to be sold) and the Buyer shall buy the Shares on the terms and conditions of this Agreement.

2.2 The Seller shall procure that the Buyer acquires good title to the Shares, free from all liens, charges, encumbrances and any other third party rights of any other nature.

2.3 The Buyer shall buy the Shares with effect from and including the Completion Date to the intent that as from that date all rights, obligations and advantages accruing to the Shares, including any dividends or distributions declared, made or paid on the Shares on or after that date, shall belong to the Buyer. For the avoidance of doubt, the term "dividends" as used in this Agreement shall not include amounts, if any, of Intra-Group Indebtedness that are reclassified by any tax authority as dividends or capital.

2.4 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously.

3.   CONSIDERATION

3.1 The consideration for the sale of the Shares shall be the sum of the Initial Consideration and the amount of any Adjustment payable less any amount retained by the Buyer in respect of the Girobank Retention.

3.2 The provisions of Schedule 7 Parts I and II shall apply for the purpose of agreeing or determining the amount of any Adjustment.

4.   COMPLETION

4.1 Completion shall take place at the offices of the Buyer's Solicitors immediately after execution of this Agreement.

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4.2  On Completion the Seller and the Buyer shall, each perform their respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in Schedule 2.

4.3 All revenues and expenses of the Company after the Effective Date are for the benefit of and responsibility of the Buyer.

4.4 Save as contemplated by this Agreement the Seller undertakes to the Buyer that since the Effective Date, the Company has been operated in the ordinary course, no distribution of capital or income has been made by the Company, no share or loan capital or sum in the nature of borrowings or leasing liability (including interest) have been repaid and no sum has been paid to any member of the Retained Group other than in respect of ordinary course trading.

5.   WARRANTIES

5.1 The Seller, upon the execution of this Agreement, warrants to the Buyer in the terms of the Warranties. The Seller acknowledges that the Warranties are incorporated into this Agreement.

5.2 Each Warranty is given subject only to matters disclosed in the Disclosure Letter. The provisions of Schedule 4 shall apply to limit liability under the Warranties as set out in clause 5.8 below. For this purpose, and for all purposes under this Agreement, the expression "disclosed" means disclosed in such a manner as is required by English law to make such disclosure effective.

5.3 Except to the extent that it is disclosed or specifically stated to be deemed disclosed in the Disclosure Letter, no fact, matter, event or circumstance of which the Buyer has knowledge (actual or constructive) shall prejudice any claim made by the Buyer under the Warranties or operate to reduce any amount recoverable. The Buyer confirms to the Seller that it is not aware of any matter or thing which based on the Buyer's current knowledge of such matter or thing could give rise to a claim under the Warranties.

5.4 The Warranties shall continue in full force and effect notwithstanding Completion.

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5.5  Each Warranty shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or any other provision in this Agreement.

5.6 Where any statement in the Warranties is qualified by the expression "to the best of the knowledge, information and belief of the Seller" or "so far as the Seller is aware" or any similar expression, the Seller shall be deemed to have knowledge of anything of which any of Jeffrey Newman, Janusz Diemko, Ron Delnevo, Debbie Smyth and Paul Hughes has actual knowledge.

5.7 The Seller confirms to the Buyer that it has made due and careful enquiry (including, without limitation, due and careful enquiry of Jeffrey Newman, Janusz Diemko, Ron Delnevo, Debbie Smyth and Paul Hughes to establish the truth of each Warranty and the Seller agrees to disclose to the Buyer in writing, immediately upon its becoming aware of the same, full details of any fact or circumstance which renders or might render untrue or misleading any Warranty.

5.8 Any claim under the Warranties shall be limited in accordance with the provisions of Schedule 4 provided that none of the provisions in Schedule 4 shall apply if the Seller fraudulently, dishonestly, or deliberately makes or omits to make a disclosure in the Disclosure Letter in such a way as to render the relevant Warranties (when read with the Disclosure Letter) untrue or misleading.

5.9  The Seller agrees with the Buyer:

     5.9.1 that save as agreed in the Comfort Letters the giving by the Company and/or any of its officers, employees, agents or advisers (past or present) to the Seller or its agents or advisers (past or present) of any information or opinion in connection with the Warranties or the Tax Deed or the Disclosure Letter or otherwise in relation to the business or affairs of the Company or in connection with the negotiation and preparation of this Agreement, the Tax Deed or the Disclosure Letter shall not be deemed to be a representation, warranty or guarantee to the Seller of the accuracy of such information or opinion;

     5.9.2 save as agreed in the Comfort Letters to waive any right or claim which it may have against the Company and/or any of its

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            officers, employees, agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

     5.9.3 that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to this Agreement (including the Warranties) or the Tax Deed.

6.   PROTECTION OF GOODWILL

6.1  The Seller undertakes to the Buyer to procure that:

     6.1.1 no member of the Retained Group shall for a period of 12 months following Completion, enter into or perform (either directly or indirectly) any agreement with a bank or building society in the United Kingdom under which it provides ATM management or operation services with respect to less than 75 ATM locations. It shall not be a violation of this provision for any member of the Retained Group to provide ATM management and operation services to independent owners/operators of ATMs (including, without limitation, Moneybox and TRM) or to banks or building societies when Euronet's agreement with such bank or building society covers more than 75 ATM locations which are operational at the date the agreement is entered into; and

     6.1.2 no member of the Retained Group shall for a period of 36 months following Completion, engage in any "Independent ATM Network Business," as defined below, in the United Kingdom. In this Agreement "Independent ATM Network Business" shall mean owning and commercially exploiting off-branch ATMs. The ownership and commercial exploitation of ATMs under, or as a result of, any agreement for outsourced ATM management or operation services between any member of the Retained Group and a bank, building society or independent owner/operator of ATMs which is not prohibited by 6.1.1 above shall not fall within the definition of Independent ATM Network Business.

6.2 The Seller acknowledges that the Company is in a position to provide many of the services required locally in the United Kingdom ("Local Services") by the Retained Group to provide ATM services to banks and building societies in the United Kingdom ("Euronet UK Customers"). The Company shall for a period of 36 months following Completion be offered the right to match

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       competitive quotes offered to the Retained Group for the provision of
       Local Services under contracts to be entered into with Euronet UK Customers, and if the Company is able to match such quotes the Company shall be selected as the provider of Local Services. For the purposes of the previous sentence, the Company shall be considered to have matched a competitive quote if it is able to provide (utilising its resources in existence at the time the competitive quote is notified to it) the full range of services proposed to be provided by the other potential provider, in accordance with performance and technical standards that are at least as high as those offered, and at prices that are as favourable, taking into account any and all discounts or other elements of consideration being offered by the other providers to Euronet. This agreement shall not apply to any Local Services if the Retained Group provides such Local Services through its own group employees nor shall it apply if any member of the Retained Group proposes to enter into an arrangement or obtain Local Services from any other provider if such arrangement is required for any reason by a Euronet UK Customer as part of an arms length negotiation. In addition this provision shall not apply to any commercial agreement to be entered into with a manufacturer of ATMs where such agreement includes the sale of hardware or software. The following additional provision apply with respect to this clause 6.2:

       6.2.1 Within 5 days of receiving the quote, the relevant member of the Retained Group will give the Company written notice under Section
               6.2 that it has received a competitive quote negotiated at arms length to obtain Local Services from a provider in the UK, and the Company shall have a period of 15 days, within which to confirm that it is interested in providing such Local Services and provide the relevant member of the Retained Group with a matching quote. If the Company does not provide the relevant member of the Retained Group with such response within 15 days, the relevant member of the Retained Group may consider that the Company cannot or is not willing to match such competitive quote.

       6.2.2 During the conduct of the procedures set forth in Section 6.2 and for a period of 12 months thereafter, the Company shall not and shall procure that none of the Buyer's Group nor Bridgepoint Capital Limited nor any of its subsidiaries or affiliates shall approach any of the Retained Group's proposed commercial partners in the transaction underlying any notice given by the relevant member of the Retained Group to the Company

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               hereunder in connection with such transactions.

6.3 The Seller undertakes to the Buyer that it will not, directly or indirectly:

       6.3.1 at any time prior to or during the period of 36 months from the Completion Date, solicit the custom of or deal with any bank or building society in the United Kingdom with which the Company had, prior to the Completion Date provided or prepared to provide ATM management or operation services with respect to less than 75 ATM locations or any such bank or building society who had any dealings with the Company at any time during the period of 18 months prior to the Completion Date so as to compete with, or harm the goodwill of, the Company;

       6.3.2 at any time prior to or during the period of 36 months from the Completion Date, interfere or endeavour to interfere with the continuance of supplies to the Company (or the terms relating to those supplies) by any person who at any time during the period of 18 months prior to the Completion Date was a supplier of any goods or services to the Company; or

       6.3.3 at any time prior to or during the period of 36 months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from the Company any person who was at the Completion Date, or who at any time during the period of 18 months prior to the Completion Date had been, a senior employee of the Company whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this clause shall not apply to any employee employed by the Company in a non-managerial or non-technical or purely administrative role.

6.4 Nothing contained in clause 6.1, 6.2 or 6.3 shall prevent the Seller from holding by way of bona fide personal investment any units of any authorised unit trust and from being the holder or beneficial owner of any class of securities in any company if such class of securities is listed, or dealt in, on a Recognised Investment Exchange provided that it neither holds nor is beneficially interested in more than a total of 1% of any single class of the securities in that company.

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6.5    Each of the undertakings contained in clauses 6.1, 6.2 and 6.4 is a separate undertaking by the Seller and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in clauses 6.1, 6.2 and 6.4. If any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable.

6.6 For the purposes of clauses 6.1, 6.2 and 6.4, "directly or indirectly" shall (without limiting the expression) mean the Seller acting either alone or jointly with or on behalf of any other person whether as principal, partner, manager, employee, contractor, director, consultant, investor (subject to clause 6.4) or otherwise.

7.     CONFIDENTIALITY

The Seller shall (and shall procure that each other member of the Retained Group shall) in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person's benefit or to the detriment of the Company any Confidential Information, provided that:

7.1 such obligation shall not apply to information which becomes generally known (other than through a breach by the Seller of this clause);

7.2 the Seller shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority including the SEC, or by any Recognised Investment Exchange (provided that, so far as practicable, the Seller shall consult with the Buyer prior to making such disclosure); and

7.3 the Seller shall be entitled to disclose to its officers, employees, agents or advisers such information as may be necessary to enable them to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and agreeing to keep such information confidential for as long as the Seller is obliged to do so in accordance with this clause).

8.     ANNOUNCEMENTS

8.1    The:-

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       8.1.1   Seller shall not (and shall procure that each other member of the
               Retained Group shall not), without the consent of the Buyer; and

       8.1.2   Buyer shall not, without the consent of the Seller,

       issue any press release or publish any circular to shareholders or any other document or make any public statement or otherwise make any disclosure to any person who is not a party to this Agreement, before or after Completion, relating to any of the matters provided for or referred to in this Agreement or any ancillary matter.

       This clause shall not prohibit any announcement which is in substantially the same form as the Press Release (provided that the factual situation in existence at the time of such announcement is not different to that in existence at the time of Completion) or any announcement or disclosure required by law or by any competent judicial or regulatory authority including the SEC, or by any Recognised Investment Exchange (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made).

8.2    Nothing in clause 8.1 shall restrict:

       8.2.1 the Buyer or the Company from informing customers or suppliers of the acquisition of the Company by the Buyer after Completion; and

       8.2.2 any party from making any disclosure to any of its officers, employees, agents or advisers who are required to receive such disclosure to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and agreeing to keep such information confidential for as long as the disclosing party is obliged to do so in accordance with this clause).

9.     COSTS

9.1 Save as provided in this clause 9 each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement.

9.2 The Seller agrees that none of such costs and expenses have been nor will prior to Completion be borne by the Company.

9.3 The Seller shall pay all costs charged by the Seller's Accountants in connection with the preparation of the 2002 Audited Accounts or otherwise relating to the Company which are invoiced after the Effective Date.

10.    POST-COMPLETION ARRANGEMENTS

       Records

10.1 Following Completion, the Seller shall procure that all records, papers, documents and data (in whatever form they may exist) in the possession, custody or control of, or kept or made by or on behalf of any member of the Retained Group relating to any matters which include the business or affairs of the Company and all rights in such records, papers, documents and data shall to the extent that such records, papers, documents and data do not relate to any member of the Retained Group, be deemed to be the property of, and shall be held on trust for, the Company and any such items shall be delivered or made available to the Company immediately upon request by the Buyer. Notwithstanding the previous sentence, the Seller may retain back-up copies of any and all data, accounting records, tax returns or other documentation relating to the Company's business and financial affairs as it considers appropriate.

10.2 The Buyer shall give to the Seller access to all books records, papers, documents and data relating to the Company before Completion (at reasonable times and on reasonable notice) if required by any member of the Retained Group.

10.3 To the extent that such records, papers, documents and data also relate to any member of the Retained Group, the Seller shall procure that they be maintained in accordance with law and regulation and preserved and the information in such records, papers, documents and data relating to the business or affairs of the Company shall be made available (at reasonable times and on reasonable notice) to the Buyer or any of its officers, employees, agents or advisers.

       Assignment of benefits

10.4 Except as otherwise agreed to the contrary between the parties following Completion, the Seller shall procure (subject to being indemnified by the Buyer for any associated costs) that the benefit of the whole or any part of any agreement or arrangement (including any licences, consents or Intellectual Property rights) which relates exclusively to the business of the Company but which is owned by any member of the Retained Group is assigned to the Company promptly upon request by the Buyer and, pending any such assignment (or in any case where the benefit of any such agreement or arrangement cannot lawfully be assigned to, or (for whatever reason) enforced by, the Company), any such benefit shall be deemed to be the property of the Company and shall be held on trust by the Seller subject to the Seller being satisfactorily indemnified for any liabilities it may incur as a result of actions taken at the request of the Buyer.

       Seller covenants

10.5 Following Completion, the Seller shall take all steps as may reasonably be required by the Buyer and/or the Company to ensure that, following Completion, the Company shall obtain the full benefit of any interest in any of the insurance arrangements for such company which have ever been arranged by any member of the Retained Group prior to Completion.

       Licence of name

10.6 The Seller agrees with the Buyer that the Buyer shall have the right until the earlier of:-

       10.6.1  12 months from the Completion Date; and

       10.6.2 the date when all stickers bearing the "Euronet" name have been removed from all ATM's,

       but not after such date to use the name "Euronet" on its ATMs or otherwise and shall indemnify and hold harmless the Retained Group against any liability arising from such use. The Buyer agrees to carry out a proper programme for removing the name "Euronet" on a phased basis during such period.

10.7 The Buyer agrees that it will not change its name to (or incorporate a subsidiary that changes its name to) anything incorporating the name "Euronet" or any confusingly similar name and will procure that within 20

       Business Days following Completion, the Company will change its company name to a name not including the word "Euronet".

           Girobank Retention

10.8.1 When final determination or agreement is reached with Girobank that an amount (if any) was owed to it as at the Effective Date in respect of cash supplied by it for use in the ATMs then the amount of such sum shall be paid to the Buyer from the Girobank Retention Account and the balance paid to the Seller along with all interest accrued on the Girobank Retention Account. Such payments shall be made within 2 Business Days of the amount being finally determined.

10.8.2 If no final agreement or determination as contemplated in 10.8.1 above has been made by 30th September 2003, all monies in the Girobank Retention Account plus accrued interest shall be paid to the Seller within 2 Business Days.

10.8.3 The Buyer undertakes to procure that the Company uses its best endeavours to ensure that any amount payable to Girobank is as low as possible and to pursue all reasonable remedies it may have against Girobank, Securicor or any other third party (including any insurers). The Buyer further agrees to keep the Seller fully informed of all negotiations and correspondence in respect of any amount that may be claimed from the Girobank Retention Account including providing the Seller with copies of such correspondence, details of meetings or telephone conversations as it may reasonably request.

           Intra-Group Interest

10.9 The Company agrees to retain sufficient funds to pay all interest outstanding on the Intra Group Indebtedness as at Completion being (pounds)477,402. Such interest shall be paid by the Company to the relevant member of the Retained Group within 5 Business Days of the Company receiving written authorisation from the Financial Intermediaries and Claim Office (International) of the Inland Revenue
           (FICO) for the Company to pay such interest without deduction of United Kingdom tax (a "Certificate"). The Seller may demand repayment of such sum net of all taxation required to be deducted by the Company at any time in the absence of a Certificate with the amount of such deduction to be paid within 5 Business Days of the Company receiving appropriate written authorisation from FICO that the amount of such deduction may be paid by the Company.

           Working Capital Value

10.10 In the event that the Working Capital Value exceeds the Target Working Capital Value by more than (pounds)30,000 then the whole amount of such excess up to a maximum of (pounds)250,000 shall be paid by the Buyer to the Seller within 2 Business Days of the date on which the Working Capital Value is agreed deemed or determined (as the case may be) pursuant to Schedule 7).

       Hewson Indemnity

10.11 The Seller hereby unconditionally and irrevocably agrees, as a continuing obligation to indemnify the Buyer against, and to pay on demand an amount equal to any loss which the Buyer or the Company may reasonably incur at any time in respect of the employment by the Company of Mr Richard Hewson.

       ATM Insurance Claims

10.12 The Company is currently owed (pounds)31,363 by its insurers in respect of ATM insurance claims. To the extent such sum is not received within 20 Business Days of Completion the Seller agrees to pay such outstanding sums to the Company. The Buyer agrees to procure that the Company will repay any such sum received from the Seller to the extent it subsequently receives such sum from the insurers.

       Coopamat

10.13 The Seller agrees to procure the discharge of all obligations and liabilities to Coopamat in respect of the ATMs for which EFT Services (Holdings) SAS has invoiced the Company (and will be paid by the Company to EFT Services (France) SAS at Completion in an amount equal to (pounds)231,875) as soon as possible after Completion.

       No Set Off

10.14 The Buyer agrees that it will not set-off any amounts against the payments that may become due to the Seller under clauses 10.8, 10.9 or 10.10.

       Auditors

10.15 The Buyer agrees to procure that the Seller's Accountants will be appointed as auditors of the Company for the purpose of preparing and auditing the 2002 Audited Accounts.

11.    CAPACITY AND SHARES

11.1 Each party warrants to each other party that it has power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement (and any other agreement or arrangement required to be entered into by it in connection with this Agreement), that the obligations expressed to be assumed by it under this Agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

       11.1.1 result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

       11.1.2 result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

11.2   The Seller warrants to the Buyer that:

       11.2.1 the Shares are legally and beneficially owned by it and are free from all liens, charges and encumbrances or interests in favour of or claims made by or which could be made by any other person and such Shares are fully paid, have been properly and validly allotted and represent the entire allotted and issued share capital of the Company; and

       11.2.2 other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, any share in the capital of the Company (including an option or right of pre-emption or conversion).

12.    INDEMNITIES AND GUARANTEE

       Indemnities

12.1 The Seller unconditionally and irrevocably agrees, as a continuing obligation, to indemnify the Buyer against, and to pay on demand an amount equal to, any loss which the Buyer or the Company may reasonably incur at any time or from time to time (whether by way of damages, settlement or otherwise) and all costs and reasonable expenses (including reasonable legal fees and together with any applicable VAT) in respect of or as a result of any breach of clause 11.2.

       Guarantee

12.2 The Seller's Guarantor hereby unconditionally and irrevocably undertakes to the Buyer:

       12.2.1 to procure that the Seller and/or any other member of the Retained Group duly and punctually performs and discharges all its obligations (the "Obligations") under this Agreement and any other agreement or arrangement required to be entered into by it and/or any other member of the Retained Group in connection with this Agreement (together the "Relevant Agreements"); and

       12.2.2 without prejudice to the generality of clause 12.2.1, and as principal obligor, to guarantee the due and punctual payment of any and all sums now and subsequently payable (the "Sums Payable") by the Seller and/or any other member of the Retained Group arising out of or in connection with the Relevant Agreements when the same shall become due and the Sellers Guarantor shall pay such sums upon demand.

12.3 The obligations assumed by the Seller's Guarantor in clause 12.2 constitute a continuing security which shall not be capable of being determined by notice and shall remain in force until all of the obligations of the Seller under this Agreement have been fully performed and discharged and all the Sums Payable have been fully paid. Where any discharge (whether in respect of the obligations of the Seller or any security for those obligations or otherwise) is made in whole or in part, or any arrangement is made on the faith of any payment, security or other disposition, which is avoided, or must be restored, on insolvency, liquidation or otherwise (without limitation), the liability of the Seller's Guarantor under this clause 12 shall continue as if the discharge or arrangement had not occurred.

12.4 Neither the obligations of the Seller's Guarantor nor the rights and remedies of the Buyer under clause 12.2 or otherwise conferred by law shall be discharged, prejudiced or impaired by reason of:

       12.4.1 any amendment to any of the Relevant Agreements or any variation of any of the Obligations;

       12.4.2 any incapacity or lack of powers, authority or legal personality of, or dissolution or change in the members or status or constitution of, the Seller, the Seller's Guarantor, the Buyer or any other person or the acquisition of all or part of the undertaking of the Buyer, the Seller, the Seller's Guarantor or any other person by another person;

       12.4.3 any of the Obligations being or becoming invalid, illegal, void or unenforceable for any reason;

       12.4.4 any time or indulgence given or agreed to be given in respect of any of the Obligations;

       12.4.5 any postponement, discharge, reduction, non-provability or other similar circumstance affecting any of the Obligations and/or the Sums Payable resulting (a) from the making of any composition or arrangement by the Seller with its creditors or (b) from any insolvency, liquidation or dissolution proceedings or (c) from any law, regulation or order. In each such case (a) every reference to the Obligations and the Sums Payable shall, for the purposes of the liabilities of the Seller's Guarantor under this clause 12, be construed as if there were no such circumstance and
               (b) where such case involves the making of any such compromise or arrangement and any part of the Obligations are transferred to any other person, the provisions of clauses 12.2 to 12.5 shall, in addition, be construed as if the expression "Seller" included such other person.

       12.4.6 any other act, event or omission which, but for this provision, would or might operate to offer any legal or equitable defence for or impair or discharge the Seller's Guarantor's obligations under clauses 12.2 to 12.5 or prejudicially affect the rights or remedies of the Buyer under clauses 12.2 to 12.5 or otherwise conferred by law.

12.5 The Buyer may enforce the obligations of the Seller's Guarantor under clauses 12.2 to 12.4 without first taking any steps or proceedings against the Seller or any other member of the Retained Group.

12.6 The guarantee contained in clauses 12.2 to 12.5 is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Buyer.

12.7 Until all of the Obligations of the Seller under this Agreement have been fully performed and discharged and all the Sums Payable have been irrevocably been paid in full, the Seller's Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this clause 12;

       12.7.1 be subrogated to any rights, security or monies held, received or receivable by the Buyer (or any person on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of the Seller's Guarantor's liability under this clause 12;

       12.7.2 claim, rank, prove or vote as a creditor of the Seller in competition with the Buyer (or any person on its behalf);

       12.7.3 receive, claim or have the benefit of any payment, distribution or security from or on account of the Seller or exercise any rights of set-off against the Seller, unless the Buyer otherwise directs.

       The Seller's Guarantor shall hold in trust and as soon as reasonably practicable pay or transfer to the Buyer any payment or distribution or benefit of the security received by it contrary to this clause 12.

13.    APPLICABLE LAW AND JURISDICTION

13.1 This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England.

13.2 The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement, provided that nothing contained in this clause shall be taken to have limited the right of the Buyer to proceed in the courts of any other competent jurisdiction.

14.    GENERAL

       Entire agreement

14.1 This Agreement (together with any documents referred to in this Agreement or required to be entered into pursuant to this Agreement) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

       Variations and waivers

14.2 No variation of this Agreement shall be effective unless made in writing signed by or on behalf of all the parties and expressed to be such a variation.

14.3 No failure or delay by the Buyer or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

14.4 No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

14.5 Any, waiver, release or compromise or any other arrangement of any kind whatsoever which the Buyer gives or enters into with any other party in connection with this Agreement shall not affect any right or remedy of the Buyer as regards any other parties or the liabilities of any other such parties under or in relation to this Agreement.

       Assignment

14.6 Subject to clause 14.7, no party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this

       Agreement (or any of the documents referred to in this Agreement) without the prior written consent of each other party.

14.7 All or any of the Buyer's rights under this Agreement (including, without limitation, in respect of Warranties) or any of the documents which are referred to in this Agreement and to which the Seller is a party may (notwithstanding any other provisions contained in this Agreement or such other documents) be assigned or transferred by the Buyer to or in favour of any person by way of security for borrowings of the Buyer or by any liquidator, administrator or receiver of the Buyer or by any other person entitled to enforce such security.

       Effect of Completion

14.8 The provisions of this Agreement, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

       Counterparts

14.9 This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

       Further assurance

14.10 Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

       Other remedies

14.11 Any remedy or right conferred upon the Buyer and the Seller in this Agreement for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to them.

       No set-off

14.12 All payments to be made arising out of or in connection with this Agreement (or any other agreement or arrangement required to be entered into by it in connection with this Agreement) shall be made in full, without set-off or counterclaim and without any deduction whatsoever except to the extent required by law.

       Default interest

14.13 If any amount required to be paid under this Agreement (or any other agreement or arrangement required to be entered into by it in connection with this Agreement) is not paid when it is due, such amount shall bear interest at the rate of four % per annum over the base lending rate of Royal Bank of Scotland plc from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

15.    NOTICES

       Address for service

15.1 Any notice shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any notice shall be sent or delivered to the party to be served at the address set out at the front of this Agreement (marked: "for the attention of the Company Secretary").

       Method of service

15.2   Service of a notice must be effected by one of the following methods:

       15.2.1 in person on a director or the secretary and shall be treated as served at the time of such service;

       15.2.2 by prepaid first class post (or by airmail if from one country to another) and shall be treated as served on the second (or if by airmail the fourth) Business Day after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the notice was correctly addressed, postage paid and posted; or

       15.2.3 by delivery of the notice through the letterbox of the party to be served and shall be treated as served on the first Business Day after the date of such delivery.

       Change of details

15.3 A party may notify any other party of a change to the details referred to in clause 15.1 provided that such notification is made in accordance with clause 15.2 and shall only become effective on the date falling five Business Days after service of such notice (or, if later, on the date specified in such notice).

       Agent for service

15.4 The Seller irrevocably authorises and appoints the Seller's Solicitors (or the firm which at the time in question has succeeded to it and carries on its practice) as its agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent shall be deemed to be service on the Seller.

15.5 Any notice or proceeding served on the Seller by service on its agent shall be marked for the attention of Stephen J Nelson / Claire Scott-Priestley.

THIS AGREEMENT has been duly executed and delivered as a deed on the date first stated above.

                                   SCHEDULE 1

                                   THE COMPANY

Incorporated:                        30 July 1998

Registered in England under No.:     03610221

Registered Office:                   21 Holborn Viaduct,
                                     London EC1A 2DY

Authorised Share Capital:            (pounds)2,500,000
                                     comprising 2,500,000 ordinary shares of
                                     (pounds)1.00 each

Issued Share Capital:                (pounds)2,500,000
                                     comprising 2,500,000 ordinary shares of
                                     (pounds)1.00 each held by the Seller

Directors:                           Ronald Joseph Delnevo
                                     Daniel Henry

Secretary:                           Sisec Limited

Auditors:                            KPMG LLP

Accounting Reference Date:           31 December

Charges: Rent deposit deed in favour of Bayford Properties Limited, created on 8 June 2001.

                                   SCHEDULE 2

                             COMPLETION OBLIGATIONS

                                     PART I

                            OBLIGATIONS OF THE SELLER

1.     DELIVERY OBLIGATIONS

The Seller shall deliver, or (if the Buyer shall so agree) make available, to the Buyer:

       Share transfers, statutory books etc.

1.1 executed transfers of the Shares by the registered holders in favour of the Buyer (or persons nominated by the Buyer), the share certificates or indemnities for lost share certificates in a form satisfactory to the Buyer if the share certificates cannot be located and any additional documentation necessary to establish the transferor's title to the Shares and to allow the transferee(s) (subject to due stamping) to be registered in the register of members of the Company as holder(s) of the Shares;

1.2 a certified copy of any power of attorney under which this Agreement or any of the transfers or other documents referred to in this Schedule is executed by the Seller or any member of the Retained Group and evidence (to the Buyer's satisfaction) of the authority of any person signing on behalf of the Seller or any corporate entity which is part of the Retained Group;

1.3 the certificate of incorporation and all certificates of incorporation on change of name, the common seal (if any), the statutory books and other record books of the Company written up to Completion;

1.4 powers of attorney in the approved terms in respect of the rights attaching to the Shares executed by each registered holder of the Shares;

       Resignations

1.5 resignation letters in the approved terms executed as deeds by the directors and the company secretary of the Company (other than Ron Delnevo) and all property of the Company in the possession or under the control of such persons;

1.6 a copy of an unqualified letter of resignation from the auditors of the Company in the form prescribed by section 394 of the Act and confirming that such auditors have no claims for loss of office, unpaid fees or expenses or otherwise (the original of such letter to be deposited by the Seller at the registered office of the relevant company);

       Other documents in the approved terms etc.

1.7    the Tax Deed executed by the Seller;

1.8 the Driving Contract, Transitional Services Agreement and Retention Account Letters executed by the Seller;

1.9 foreign legal opinions in the approved terms confirming, among other things, that the Seller and the Seller's Guarantor have full power and authority to enter into and perform this Agreement (and any other agreement or arrangement required to be entered into by it in connection with this Agreement);

       Miscellaneous

1.10 complete and up-to-date copies of any current original insurance policies which have ever been arranged by the any member of the Retained Group which cover, on an "occurrence" basis, the Company;

2.     PROCUREMENT OBLIGATIONS

The Seller agrees with the Buyer to procure that at Completion:

       Indebtedness

2.1 all indebtedness owed by the Company to any person whatsoever has been repaid (other than the Intra-Group Indebtedness or Assumed Leasing Liabilities or any indebtedness incurred in the ordinary and normal course of trading which is to be repaid in accordance with existing arrangements) whether or not such indebtedness is due for repayment;

2.2 all indebtedness owing to the Company by any member of the Retained Group (other than indebtedness incurred in the ordinary and normal course of trading which is to be repaid in accordance with existing arrangements) or by the directors of the Company or any member of the Retained Group has been repaid whether or not such indebtedness is due for repayment;

       Guarantees etc

2.3 the Company is released from any guarantee, security, indemnity, bond, letter of comfort or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations (whether actual or contingent) of any other person;

       Board resolutions

2.4 (with the co-operation of the Buyer) board resolutions, in the approved terms, of the Company are passed (prior to the taking effect of the resignations referred to in paragraph 1.5 above):

       2.4.1 sanctioning for registration (subject, where necessary, to due stamping) the transfers in respect of the Shares;

       2.4.2 appointing Debbie Smyth and Paul Hughes as directors and Pinsent Curtis Biddle Company Services Limited as secretary of the Company and accepting the resignations of the directors and secretary referred to above;

       2.4.3 changing the registered office of the Company to Unit 1, The Beacons, Beaconsfield Road, Hatfield, Hertfordshire AL10 8RS;

       2.4.4   appointing Deloitte & Touche as auditors to the Company; and

       Miscellaneous

2.5 to the extent that the Buyer so requires at Completion, the provisions of clause 10.1 regarding the records, papers, documents and data of the Company are complied with.

                                     PART II

                            OBLIGATIONS OF THE BUYER

1. The Buyer shall, conditionally upon the satisfaction of the obligations set out in Part I of this Schedule:

1.1 arrange for the telegraphic transfer by CHAPS of an amount equal to the Initial Consideration less the Consideration Retention and the Girobank Retention to the Seller's Solicitors account at Barclays Bank plc to such sort code and account number as shall be notified by the Seller's Solicitors to the Buyer's Solicitors prior to Completion, receipt of which shall discharge the Buyer from its obligation to pay such amount of the consideration under this Agreement to the Seller;

1.2 arrange for the payment of the Consideration Retention and the Girobank Retention into the Retention Accounts;

1.3 procure that the Company pays to the relevant member of the Retained Group (pounds)2,904,439 being the amount required to repay the capital outstanding on the Intra-Group Indebtedness;

1.4 deliver to the Seller's Solicitors a counterpart of each of the Tax Deed, the Driving Contract, the Transitional Services Agreement and the Retention Letters executed by the Buyer;

1.5 deliver to the Seller's Solicitors a certified copy of a board resolution of the Buyer authorising the execution and performance by the Buyer of its obligations under this Agreement and each of the documents to be executed by the Buyer pursuant to this Agreement.

          `                             34

                                   SCHEDULE 3

                                   WARRANTIES

I            Disclosed information
II           Constitution
III          Accounts
IV           Assets
V            Liabilities
VI           Trading arrangements
VII          Effect of sale
VIII         Compliance and litigation
IX           Insolvency
X            Intellectual property
XI           Information Technology
XII          Data Protection
XIII         Officers and employees
XIV          Pensions
XV           Property
XVI          Tax

                                     PART I

                              DISCLOSED INFORMATION

1.     SCHEDULES

       The facts stated in Schedules 1 and 6 are correct.

2.     INFORMATION

       The factual information regarding the Company contained in the Due Diligence Report is true and accurate and there is no other matter, fact or circumstance which renders any of such factual information misleading.

                                     PART II

                                  CONSTITUTION

1.     MEMORANDUM AND ARTICLES OF ASSOCIATION

       The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is true and complete and has embodied in it or annexed to it a copy of every such resolution or agreement as is referred to in section 380 of the Act and sets out in full the rights and restrictions attaching to the share capital of the Company.

2.     REGISTER OF MEMBERS

       The register of members of the Company has been properly kept and contains true and complete records of the members of the Company and the Company has not received any notice or allegation that the register is incorrect or incomplete or should be rectified.

3.     STATUTORY BOOKS

       The statutory books and minute books of the Company are in its possession and have been properly kept in accordance with the law and the Company has not received any notice or allegation that any of them is incorrect or incomplete or should be rectified.

4.     SEAL

       The common seal of the Company is in its possession and is the only seal authorised for use by the Company.

5.     FILINGS

       All resolutions, annual returns and other documents required to be delivered by the Company to the Registrar of Companies or to any other governmental or regulatory body or to any local authority have been filed and are true in all material respects.

6.     COMPLIANCE

       Due compliance has been made with all the provisions of the Act, and all other legal requirements, in connection with:

6.1    the formation of the Company;

6.2 any allotment, issue, purchase or redemption of shares, debentures or other securities in the Company;

6.3    any reduction of the authorised or issued share capital of the Company;

6.4 any amendment to the memorandum or articles of association of the Company;

6.5    the passing of any resolutions by the Company; and

6.6    the payment of any dividends by the Company.

7.     INTRA VIRES

       The Company has not entered into any transaction ultra vires the Company and is not in breach of the provisions of its memorandum or articles of association.

8.     SUBSIDIARIES

8.1 The Company does not have, and has never had, any subsidiary undertakings.

8.2 The Company does not own (and has never agreed to own) any shares or debentures in the capital of, nor does it have (nor has it ever agreed to have) any beneficial interest in, any other company or business organisation nor does the Company control or take part in (nor has it ever agreed to control or take part in) the management of any other company or business organisation.

9.     POWERS OF ATTORNEY

       The Company has not given a power of attorney and no person has any authority (express, implied or ostensible) which is still outstanding or effective to enter into any contract or commitment or to do anything on its behalf (other than any authority to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

                                    PART III

                                    ACCOUNTS

1.     GENERAL

1.1 The Accounts show a true and fair view of (i) the state of affairs of the Company as at the Accounts Date; and (ii) the profits/losses for the financial year ended on the Accounts Date.

1.2 The Accounts have been prepared in accordance with generally accepted United Kingdom accounting conventions, policies, and principles consistently applied and comply with the requirements of the Act and all relevant accounting standards and statements of standard accounting practice applicable at the time they were signed off. The Accounts have been audited in accordance with the statements set out in the Auditors Report in the Accounts.

1.3 The bases and policies of accounting adopted for the purpose of preparing the Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Company for the two preceding accounting periods and no audited accounts of the Company since incorporation have been qualified by the auditors.

2.     FIXED ASSETS

       The value of the fixed assets of the Company as shown in the Accounts is at cost less depreciation. The depreciation of the fixed assets of the Company has been made in accordance with the notes to the Accounts. No fixed asset has attributed to it a value exceeding its purchase price and there has been no revaluation of such fixed assets since their acquisition.

3.     PROVISION OR RESERVE

       Provision, reserve or note (as appropriate in accordance with generally accepted United Kingdom accounting conventions, policies and principles) has been made in the Accounts for all bad and doubtful debts, all liabilities and obligations and all capital commitments of the Company known at the Accounts Date or required to be included in the Accounts by law or generally accepted United Kingdom accounting conventions, policies and principles.

4.     OFF BALANCE SHEET FINANCING

       The Company is not engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

5.     ACCOUNTING RECORDS

       All books of account and other records of the Company have been kept and are in its possession and contain the information required by law.

6.     MANAGEMENT ACCOUNTS

       The Management Accounts have been prepared in good faith, on bases consistent with those adopted in the preparation of previous management accounts of the Company and give a reasonable view of the trading activities of the Company bearing in mind the purpose for which they were prepared.

7.     BUSINESS SINCE THE ACCOUNTS DATE

       Since the Accounts Date:

7.1 there has been no material adverse change in the financial or trading position of the Company.

7.2    the Company has carried on its business in the ordinary and usual course.

7.3    the Company has not acquired or agreed to acquire any asset:

       7.3.1   otherwise than in the ordinary and normal course of trading; or

       7.3.2 for a consideration which is higher than open market value at the time of its acquisition;

7.4    the Company has not disposed of or agreed to dispose of any asset:

       7.4.1   otherwise than in the ordinary and normal course of trading; or

       7.4.2 for a consideration which is lower than open market value or book value (whichever is the higher) at the time of its disposal;

7.5 the Company has not assumed or incurred, or agreed to assume or incur, any liability, obligation, commitment or expenditure:

       7.5.1 otherwise than in the ordinary and normal course of trading; or

       7.5.2 involving an amount in excess of (pounds)15,000;

7.6 there have been no material increases or decreases in the levels of debtors or creditors or in the average collection or payment periods for debtors and creditors respectively;

7.7 no distribution of capital or income has been declared, made or paid by the Company;

7.8 no resolution of the Company's shareholders has been passed (except for those representing the ordinary business of an annual general meeting);

7.9 the Company has not repaid or redeemed any share or loan capital or agreed to do so;

7.10 the Company has not repaid any sum in the nature of borrowings in advance of any due date or made any loan (including in each case intra-group) or agreed to do so; and

7.11 the Company has not paid or agreed to pay any service, management or similar charges to any member of the Retained Group.

                                     PART IV

                                     ASSETS

1.     OWNERSHIP

1.1 Except assets held under hire purchase, leasing and rental agreements as disclosed in the Disclosure Letter all the assets necessary for the operation of the Company's business, as currently carried on, are legally and beneficially owned by the Company.

1.2 No charge, lien, pledge, option or other encumbrance is outstanding over the whole or any part of the undertaking, property or assets of the Company nor is there any agreement to grant the same.

1.3 The Seller and each of the other members of the Retained Group has no interest in any rights (other than rights as a shareholder in the Company) relating to the business or the assets of the Company.

1.4 The Company's fixed asset register is annexed to the Disclosure Letter and sets out an accurate record of the plant, machinery, vehicles and equipment owned or used by it.

1.5 The Company has not acquired or agreed to acquire any asset on terms that the property in such asset does not pass to it until full payment is made.

1.6 All documents affecting the Company's title to any part of its undertaking, property or assets are in its possession.

2.     POSSESSION

2.1 All of the assets owned by the Company or in respect of which the Company has a right of sole use are in the possession or under the control of the Company.

2.2 Where any assets are used but not owned by the Company or any facilities or services are provided to the Company by a third party, no event of default has occurred or is subsisting or has been alleged or, so far as the Seller is aware, is likely to arise which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services.

3.     CONDITION

       All material plant, machinery, vehicles and equipment used by the Company have been maintained in accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreements.

4.     HIRE PURCHASE AND LEASED ASSETS

       Copies of any bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Company is a party are annexed to the Disclosure Letter.

5.     STOCK

5.1    The Company's stock of uninstalled ATMs comprises not less than 45 ATMs.

5.2    Each ATM in the Company's stock of uninstalled ATMs is:-

       5.2.1   legally and beneficially owned by the Company;

       5.2.2   in good condition;

       5.2.3 capable of being used in the UK for the purpose for which it was designed; and

       5.2.4 stored by the Company on an appropriate basis and available for installation by or on behalf of the Company.

6.     DEBTS

6.1 The Company has not factored, sold or discounted any of its debts or agreed to do so.

6.2 A copy of the Company's schedule of debtors is annexed to the Disclosure Letter.

6.3 No debt owed to the Company (whether included in the Accounts or arising since the Accounts Date) has been realised for less than full face value or has been released (in whole or in part). So far as the Seller is aware (but with no obligation to make further enquiry) each debt now owed to the Company will realise its full face value.

6.4   The Company has not granted credit terms exceeding 30 days.

7.    INSURANCE

7.1 A list of every past and current insurance and indemnity policy in respect of which the Company has any continuing interest (whether or not arranged by the Company or any member of the Retained Group) is annexed to the Disclosure Letter. Such list is accurate and indicates any such policy which is written on an occurrence basis.

7.2   In respect of all current insurances:-

      7.2.1  all premiums have been duly paid to date;

      7.2.2 so far as the Seller is aware there are no special or unusual terms or restrictions; and

      7.2.3 no claim is outstanding and so far as the Seller is aware no events have occurred which may give rise to any claim.

                                     PART V

                                   LIABILITIES

1.   GUARANTEES AND INDEMNITIES

     There is not outstanding any guarantee, indemnity, security, bond, letter of comfort or other similar obligation given by or for the benefit of the Company.

2.   GRANTS

     The Company has not applied for any investment grant, employment subsidy or other similar payment and no such grant, subsidy or payment paid or due to be paid to the Company is or may be liable to be refunded, withheld or refused (in whole or in part) in consequence of anything which the Company has done or omitted to do (or has agreed to do or omit to do) or for any other reason.

3.   SUCCESS FEES

     The Seller has not committed or agreed that the Company will pay, in connection with the sale of any of the Shares or otherwise in connection with this Agreement:

3.1  any success or other fee, brokerage or commission; or

3.2  any sum whatsoever to any of its directors, employees or agents.

                                     PART VI

                              TRADING ARRANGEMENTS

1.     SUPPLIERS

1.1 No supplier to the Company has during the last 12 months ceased or indicated an intention to cease (or to reduce the volume of) trading with the Company.

2.     CUSTOMERS

2.1 No material customer of the Company has during the last 12 months ceased or indicated an intention to cease (or to reduce the volume of) trading with the Company.

3.     AGREEMENTS

       Except for the ATM Site Agreements, the Company is not a party to any agreement or arrangement:

3.1 in the nature of a partnership, joint venture or consortium arrangement or agreement or any agreement for sharing commissions or other income;

3.2 which can be legally terminated by another party as a result of any change in the control, management or shareholders of the Company which is material to the business of the Company;

3.3 of a loss-making nature (that is to say, now known to be likely to result in a loss on completion of performance);

3.4 which limits or excludes its right to do business and/or to compete in any area or in any field or with any person;

3.5 of an unusual or abnormal nature or entered into otherwise than on an arm's-length basis or otherwise than in the ordinary and normal course of its trading;

3.6 which cannot readily be fulfilled or performed by the Company in accordance with its terms;

3.7 which involves payment by reference to fluctuations in the index of retail prices or in the rate of exchange for any currency;

3.8 which commits the Company to an aggregate outstanding or potential expenditure of more than (pounds)100,000;

3.9 to which any member of the Retained Group is a party or in which any member of the Retained Group (or any director of such company) (or any person connected with any of them) is interested or from which any such person takes benefit (directly or indirectly);

3.10 to which any of the provisions of sections 320, 322 or 330 of the Act may apply; or

3.11 which is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange and/or rate protection transaction, or any option with respect to any such transaction or any similar transaction.

4.     VALIDITY OF AGREEMENTS

       In relation to each material agreement, arrangement or obligation to which the Company is a party:

4.1 there are, so far as the Seller is aware, no grounds for its invalidity, termination, avoidance, recission or repudiation;

4.2 no party has given written notice to terminate it (or, so far as the Seller is aware, intends to do so); and

4.3    no party is in material breach of it.

5.     TENDER OFFERS

       No bid, tender, proposal or offer given or made by the Company on or before today's date and still outstanding is capable of giving rise to a contract merely by a unilateral act of another person.

6.     STANDARD TERMS

       Copies of the Company's standard ATM site agreements are annexed to the Disclosure Letter. These site agreements form the basis for each site agreement entered into and no site agreement has been entered into in a materially different form without the knowledge of Ron Delnevo, Debbie Smyth or Paul Hughes.

7.     PREFERENTIAL TERMS

       The Disclosure Letter contains details of all discounts, over-riders, rebates, allowances and other preferential terms of any nature available to the Company from its suppliers or offered by the Company to its customers.

8.     COMPETITION LAW MATTERS

8.1 So far as the Seller is aware, the Company has not at any time been and is not a party to or concerned in any agreement, arrangement, concerted practice or conduct which was or is:

       8.1.1 registrable under the provisions of the Restrictive Trade Practices Act 1976;

       8.1.2 within the scope of Article 81 of the Treaty of Rome or Article 53(1) of the Agreement on the European Economic Area;

       8.1.3 an abuse of a dominant position under Article 82 of the Treaty of Rome or Article 54 of the Agreement on the European Economic Area;

       8.1.4   unlawful by virtue of the Resale Prices Act 1976;

       8.1.5 within either of the prohibitions contained in Chapters I and II of the Competition Act 1998, whether or not subject to a transitional exemption; or

       8.1.6 a material infringement of the competition law of any other jurisdiction to which the Company has been or is subject.

8.2 The Company has not at any time received, any process, notice, communication or request for information with respect to any actual or proposed agreement, arrangement, concerted practice or conduct of the Company from the Office of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry, the European Commission, the EFTA Surveillance Authority. The Company has not been the subject of any report, decision, order, judgment or injunction made, taken or obtained by any such person or body, nor has the Company given or been the subject of any undertaking or assurances given to any such person or body.

8.3 No notification to the Office of Fair Trading for guidance or a decision under the Competition Act 1998 has been made by or on behalf of the Company.

9.     INTRA-GROUP ARRANGEMENTS

9.1 There are no services, supplies, licences, rights, benefits or other arrangements (other than any service, supply, licence, right, benefit or other arrangement of the same nature, scope and extent as is to be provided under the Driving Contract) which are provided to the Company by any member of the Retained Group and which are necessary to enable the business of the Company to be carried on substantially as it has been carried on up until the date of this Agreement.

9.2 No member of the Retained Group has any interest, direct or indirect, in any business operating in the United Kingdom which competes with any business now carried on by the Company.

                                    PART VII

                                 EFFECT OF SALE

1. Neither the execution nor the performance of this Agreement or of any document to be executed pursuant to it will:

1.1 result in the Company losing the benefit of any asset, licence, grant, subsidy, right or privilege which it enjoys in any jurisdiction;

1.2 conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, any agreement, arrangement or obligation to which the Company is a party or any legal or administrative requirement in any jurisdiction;

1.3 result in any customer or supplier being contractually entitled to cease dealing with the Company or being contractually entitled to change the terms on which it deals with the Company;

1.4 so far as the Seller is aware, result in any officer or senior employee leaving the Company; or

1.5 make the Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets.

                                    PART VIII

                            COMPLIANCE AND LITIGATION

1.     COMPLIANCE WITH LAWS

1.1 The Company and its officers and so far as the Seller is aware its agents and employees (past and present) in the course of their respective duties to the Company have complied in all material respects with all applicable laws and regulations of the United Kingdom, the European Community or any foreign jurisdiction in which the Company conducts business.

2.     LICENCES AND CONSENTS

2.1 The Disclosure Letter discloses details of all licences, consents, approvals, permissions, permits, certificates, qualifications, registrations and other authorisations (public and private) necessary for the proper operation of the business of the Company in the places and in the manner in which such business is now carried on (together the "Authorities").

2.2 The Company has obtained each Authority and complied with its terms and conditions.

2.3 All the Authorities are valid and subsisting and, so far as the Seller is aware, there is no reason why any of them should or could be suspended, threatened, cancelled, invalidated, revoked or not renewed.

3.     CURRENT LITIGATION

3.1 The Company is not involved in any civil, criminal, arbitration, administrative or other proceedings in any jurisdiction (together the "Proceedings").

3.2 The Company has not received notification that any proceedings are pending or threatened against the Company. So far as the Seller is aware there are no facts or circumstances which may give rise to any Proceedings being commenced by or against the Company.

3.3 So far as the Seller is aware, no officer, agent or employee (past or present) of the Company is involved in any Proceedings as a result of any act or omission by him in the course of his duties to the Company.

3.4 No member of the Retained Group is entitled to any claim of any nature against the Company or any officers, employees, agents, advisers, customers or suppliers of the Company nor has any member of the Retained Group assigned to any third party the benefit of any such claim to which it was previously entitled.

4.   PAST LITIGATION

4.1 During the three years prior to today's date no Proceedings have been commenced by or against the Company nor have any Proceedings been settled or compromised.

4.2 So far as the Seller is aware, during the three years prior to today's date no Proceedings have been commenced by or against any officer, agent or employee (past or present) of the Company as a result of any act or omission by him in the course of his duties to the Company nor have any such Proceedings been settled or compromised.

5.   JUDGMENTS

     So far as the Seller is aware, neither the Company nor any of its officers, agents or employees (past or present), in his capacity as such, is subject to any order, decree, award, decision or judgment given by any court, tribunal, arbitrator, governmental agency or other regulatory body in any jurisdiction nor is it/he a party to any undertaking or assurance given to any court, tribunal, arbitrator, governmental agency or other regulatory body which is still in force.

6.   INVESTIGATIONS

     So far as the Seller is aware neither the Company nor any of its officers, agents or employees (past or present), in his capacity as such, is subject to any investigation, enquiry or disciplinary proceedings (whether judicial, quasi-judicial or otherwise).

7.   UNLAWFUL PAYMENTS

     Neither the Company nor, so far as the Seller is aware, any of its officers, agents or employees (past or present) in the course of his duties to the Company has:

7.1 induced a person to enter into agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement; or

7.2 offered or made an unlawful or immoral payment, contribution, gift or other inducement.

8.   DEFECTIVE GOODS/SERVICES

8.1 There is no claim against the Company for defective goods, services, work or materials or for breach of representation, warranty or condition or for delays in delivery or completion of contracts or for deficiencies of design or performance for goods or services sold or supplied by the Company.

8.2 The Company has not agreed to produce or deliver replacement goods or services after today's date or to take back any defective goods or services or to effect repairs to the same free of charge or otherwise not at arm's-length rates or to issue a credit note or write-off or reduce indebtedness in respect thereof.

                                     PART IX

                                   INSOLVENCY

1.   RECEIVERSHIP

     No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed of the whole or any part of the assets or undertaking of the Company. Nor, so far as the Seller is aware, has any other step been taken (including the taking of possession by a mortgagee or chargee) to enforce any security interest in or over any of the assets of the Company.

2.   ADMINISTRATION

     No administration order has been made in relation to the Company and no petition for such an order has been threatened or presented or is in the contemplation of the Company.

3.   COMPROMISES

     No voluntary arrangement, compromise, composition, scheme of arrangement, standstill or standfast agreement, deferral, rescheduling or other readjustment or reorganisation or other arrangement between the Company and its creditors and/or its members (or any class of either of them) has been proposed or approved or is in the contemplation of the Company.

4.   WINDING-UP

     No petition has been threatened or presented, no order has been made, no resolution has been passed and no meeting has been convened for the purpose of winding-up the Company or for the appointment of a provisional liquidator or special manager to the Company.

5.   PAYMENT OF DEBTS

     The Company has not stopped paying its debts as and when they fall due nor is it at the date of this Agreement insolvent or unable to pay its debts within the meaning of section 123 (1) or (2) Insolvency Act 1986 (interpreted on the basis that the words "it is proved to the satisfaction of the court" in sub-section (1) (e) and sub-section (2) of section 123 shall be deemed to be deleted).

6.   DISSOLUTION

     No step has been taken with a view to the dissolution or striking-off the register of the Company.

7.   UNSATISFIED JUDGMENTS

     No unsatisfied judgment or court order is outstanding against the Company or any of its assets.

8.   DISTRESS

     No distress, execution, forfeiture, re-entry or other process has been levied, enforced or threatened on or against any asset of the Company.

9.   UNDERVALUES AND PREFERENCES

     The Company has not been party to any transaction at an undervalue (within the meaning of section 238 Insolvency Act 1986) nor has it given or received any preference (within the meaning of section 239 Insolvency Act
     1986) in either case during the two years preceding today's date.

10.  INTERESTS IN PROPERTY

     The Company has not acquired any interest in property (or any interest deriving from such interest) in respect of which an order under section 238 or 239 Insolvency Act 1986 is likely to be made (whether in relation to the Company or in relation to any other person).

11.  EXTORTIONATE CREDIT TRANSACTIONS

     The Company has not been party to any extortionate credit transaction (within the meaning of section 244 Insolvency Act 1986) during the three years preceding today's date.

12.  TRANSACTIONS DEFRAUDING CREDITORS

     The Company has not been party to any transaction at an undervalue (within the meaning of section 423(1) Insolvency Act 1986) for either of the purposes mentioned in section 423(3) Insolvency Act 1986, at any time.

                                     PART X

                              INTELLECTUAL PROPERTY

1. No licence, permission or other right has been granted to the Company by any third party in respect of any Intellectual Property other than the Licensed Intellectual Property and the agreements relating to the Licensed Intellectual Property contain all the terms relative to the use by the Company of the same and all Intellectual Property which is Licensed Intellectual Property is in full force and effect or subsisting as the case may be.

2. There is no Intellectual Property which is capable of registration in the name of, or of being vested in, the Company as owner or part owner which has not been so registered or vested and the Licensed Intellectual Property are all the rights in Intellectual Property which are necessary to enable the business of the Company fully and effectively to be carried on as it has been carried on up until the date of this Agreement.

3. The Company owns absolutely such copyrights, database rights and analogous rights as are necessary to enable the business of the Company to be carried on as it has been carried on up to the date of this Agreement.

4. The Company has not done or omitted to do any act, matter or thing in respect of any Licensed Intellectual Property or in respect of any agreement relating to any Licensed Intellectual Property which would or might impinge upon the validity or enforceability of the same or upon the right of the Company to use the same in relation to the business of the Company as it has been carried on up to the date of this Agreement.

5. All know how (such as customer lists and real estate lists) that is proprietary to the Company has not been disclosed to any third party in whole or in part (other than in the ordinary course of business and in compliance with past business practice). There is no claim pending or threatened alleging that such know-how has been disclosed to the Company subject to a confidentiality agreement and the Company breached such confidence.

6. The Company does not trade under any name other than its full corporate name.

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                                     PART XI

                             INFORMATION TECHNOLOGY

1. The Information Technology Systems are substantially adequate for the current and projected requirements of the Company (as currently projected by the Seller) in terms of functionality and performance.

2. The Information Technology Systems function and perform in a manner adequate to allow the Company to carry on its business in the usual course.

3. The Information Technology Systems are covered by warranty and/or maintenance arrangements which the Seller reasonably believes are adequate for the Company's requirements.

4. In the 12 months prior to the date of this Agreement the Company has not suffered any failure, virus or bug or breakdown of any part of the Information Technology Systems which has caused any material disruption or interruption to the Company.

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                                    PART XII

                                 DATA PROTECTION

1. Without prejudice to any other warranty contained in this Agreement, the Company has complied in all material respects with the provisions of the Data Protection Act 1998 ("DPA").

2. The Company has received neither an information notice nor an enforcement notice from the Information Commissioner (as those terms are defined in the DPA).

3. The Company has not received a subject access request from a data subject (as those terms are defined in the DPA).

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                                    PART XIII

                             OFFICERS AND EMPLOYEES

1.     PARTICULARS

1.1 Those persons named as such in Schedule 1 are the only directors of the Company and the secretary of the Company respectively.

1.2    No person is or has been a shadow director of the Company.

1.3 The particulars shown in the schedule of employees annexed to the Disclosure Letter list all the employees of the Company, are accurate at the date of this Agreement and disclose in relation to each employee (or, where appropriate, to each category of employee):

       1.3.1 gender, date of birth, period of continuous service and workplace location;

       1.3.2 all other terms and conditions of employment including job title or job function, pay, notice periods, holiday entitlements, benefits (car allowances, healthcare etc), restrictive covenants, bonus arrangements and any entitlements to severance or other payments on termination of employment;

       1.3.3 arrangements relating to hours of work (including any night work and part-time work) and overtime;

       1.3.4 the terms of any share option, incentive or other similar scheme in which any of the employees are entitled to participate (together with details of their entitlements).

1.4 Other than conditional upon Completion no change in the remuneration, benefits and arrangements shown in the schedule of employees annexed to the Disclosure Letter is due or expected within six months from the date of this Agreement.

1.5 No employee of the Company will be entitled to receive any payment or benefit from the Retained Group directly as a consequence of completion of this Agreement.

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1.6    So far as the Seller is aware the Company has not made any outstanding offer nor agreed to employ any person who is not an employee of the Company at the date of this Agreement.

2.     COMPLIANCE

2.1 The Company has complied in all material respects with all its obligations to or in respect of all its employees and former employees arising out of or in connection with their terms and conditions of employment and/or with any relevant requirement whether under European and English law or otherwise including any judgments, decisions, orders and awards made in respect of any of them and no amount due to or in respect of any employee or former employee is in arrear and unpaid other than salary for the month current at the date of this Agreement.

3.     NOTICE

3.1 There is not outstanding any contract of employment between the Company and any of its directors, officers or employees which is not terminable by the Company without damages or compensation (other than any compensation payable by statute) on one month's notice given at any time.

3.2 At the date of this Agreement no employee of the Company has given notice to terminate his contract of employment or is under notice of dismissal.

4.     TRADE UNIONS

       There are no recognition, procedural or other arrangements with trade unions which relate to any of the employees of the Company nor are any of the employees members of a trade union; there are no outstanding applications for trade union recognition or derecognition relating to any of the employees; there is no staff association, works council or similar employee body or employee representatives relating to any of the employees.

5.     DISPUTES

       There are no, nor within the 12 months preceding the date of this Agreement have there been any, disputes, enquiries or investigations relating to the employees or former employees of the Company and/or any trade union or other representatives nor, so far as the Seller is aware, are any such disputes, enquiries or investigations pending or threatened.

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6.   MATERNITY

     No employee of the Company has notified the Company that she is pregnant or is absent on maternity leave or has been absent for a period of more than a week owing to sickness or otherwise.

7.   SICKNESS AND DISABILITY

     No employee of the Company is suffering from (or has suffered from within the last 12 months) any disability, illness, condition or other complaint requiring any arrangements or procedures made or operated by the Company pursuant to the Disability Discrimination Act 1995 to accommodate them.

8.   PROPERTY

     No employee of the Company resides in or occupies or is entitled to reside in or occupy any property belonging to the Company.

9.   LOANS

     There are no outstanding loans made by the Company to any of its employees.

10.  WORK PERMITS

     There is no requirement for a work permit in relation to the employment of any of the employees of the Company.

11.  SECONDMENTS

     The Company has not entered into any secondment arrangement relating to any of its employees.

12.  RIGHT TO RETURN

     No person previously employed by the Company has a right to return to work or a right to be re-instated or re-engaged by the Company.

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13.  OUTSOURCING

     The Company is not a party to any arrangements (including outsourcing or contracting-out arrangements) which could cause any contract of employment or employment related liability to transfer to the Company under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or otherwise.

14.  CONSULTANCY

     The Company has not entered into any consultancy arrangements.

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                                    PART XIV

                                    PENSIONS

1.1 No agreement, arrangement or understanding (whether contractual, under trust or otherwise) exists for the provision of Relevant Benefits for or in respect of any officer or employee or any former officer or employee in connection with which the Company is or may become legally or morally liable to make any payment and the Company is not liable to make contributions to a personal pension scheme in respect of any person except as set out in the Disclosure Letter. Relevant Benefits is defined in section 612 of ICTA 1988 but with the omission of the exception in that definition.

1.2 The Company has complied with its obligations under the Welfare Reform and Pensions Act 1999 to designate a stakeholder pension scheme in respect of all its relevant employees as defined under that Act.

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                                     PART XV

                                    PROPERTY

1.   INTERPRETATION

     In this Part XV, reference to "the Lease" shall where the context so admits be a reference to each and every lease under which the Property is held and references to the "Town and Country Planning Legislation" shall mean the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas)Act 1990 and the Planning (Hazardous Substances) Act 1990 and any statute amending, consolidating or replacing any of the aforementioned acts for the time being in force and reference to the "Existing Use" means the actual use to which the Property is presently put.

2.   WARRANTIES

2.1 Schedule 5 contains a complete and accurate list of the properties owned, controlled, used or occupied by the Company or in which the Company has any interest or liability (whether actual or contingent).

2.2 The Company has good and marketable title to the Property and is the sole legal and beneficial owner of the Property and is in exclusive occupation.

2.3 The Property has the benefit of the legal rights and easements necessary for the use and enjoyment of the Property for its Existing Use.

2.4 The Existing Use of the Property is the lawful use under the Town and Country Planning Legislation and the planning permissions authorising the Existing Use are unconditional and permanent.

2.5 There are no breaches of current or previous legislation or regulations, orders, notices, or directions made under any legislation capable of enforcement affecting the Property.

2.6 There are no rights, easements, liberties, privileges, advantages, interests, covenants, conditions, restrictions which conflict with the Existing Use of the Property or adversely affect its value.

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

2.7 There are no disputes, claims, actions, demands, notices or complaints in respect of the Property or its use which are outstanding or anticipated by the Company.

2.8 There are no material breaches of any covenants affecting the freehold to the Property or any Lease under which the Property is held and there are no arrears of rent.

2.9 The Company is not actually or contingently liable as surety of or an original contracting party to, or assignor or assignee of, any lease of property other than the Property.

2.10 There has been no spillage, leakage, emission, discharge, storage, disposal or presence at, on, or from the property of any substance or material which is causing, has caused or is likely to cause harm to human health or to the environment, give rise to any nuisance or any other claim or requirement to undertake any works.

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                                    PART XVI

                                       TAX

1.     GENERAL

1.1 The Company has not carried out or been engaged in any transaction or arrangement, nor is it under a contractual obligation to carry out or engage in any transaction or arrangement, such that the law provides that there may be substituted for the amount or value of the actual consideration given or received (or to be given or received) by the Company any different amount or value for taxation purposes.

1.2    The Company has not engaged in, or been a party to any transaction:-

       1.2.1 on a non-arm's length basis or in relation to which section 28AA ICTA has applied or may apply; or

       1.2.2 for the purposes of the avoidance of Tax (being a transaction capable of recharacterisation under principles derived from the line of cases decided by the House of Lords in this regard including WT Ramsey Limited -v- IRC [1981] 54 TC 101; Furness -v-Dawson [1984] 55 TC 36; Craven-v- White [1988] STC 476 and Macniven -v- Westmoreland Investments Limited [2001] STC 237).

2.     COMPLIANCE

2.1 The Company has made all returns, claims for relief, applications, notifications, computations and assessments (whether physically in existence or electronically stored) ("Returns") it is required by law to make. All Returns have been properly submitted (whether physically or electronically) by the Company within any relevant time limits to all relevant taxation authorities (whether of the United Kingdom or elsewhere) and the Returns are complete, true and accurate, give proper disclosure of all material facts and circumstances and are not the subject of any question or dispute nor so far as the Seller is aware is likely to become the subject of any question or dispute with any taxation authority.

2.2 The Company has filed a corporation tax return for the period ended on the Accounts Date and since the Accounts Date has not filed any amended corporation tax return for any period.

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2.3    The Company has prepared, kept and preserved records as required by law for the purposes of Taxation of the Company.

2.4 The Company has properly and punctually submitted to the relevant taxation authorities all claims and disclaimers which have been assumed to have been made for the purposes of computing any provision or reserve for Taxation (including deferred taxation) included in the Accounts.

2.5 The Company has properly and punctually paid all Taxation which it has become liable to pay and it has never paid or become liable to pay any penalty, fine, surcharge or interest in connection with Taxation. There is no Taxation for which the Company is liable the due date for which will fall within 30 days of the date of this Agreement.

3.     VALUE ADDED TAX

3.1 The Company is not and has never been treated for the purposes of sections 43 to 43C Value Added Tax Act 1994 (groups of companies) as a member of a group.

3.2 The Company is a registered and taxable person for the purposes of the Value Added Tax Act 1994 and has complied with and observed in all respects the terms of all statutory provisions, directions, conditions, notices and agreements with H.M. Customs and Excise relating to value added tax. The Company has maintained and obtained accounts, records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of value added tax which are complete, correct and up-to-date.

3.3    The Company:-

       3.3.1 is not, nor in the two years prior to Completion has been, in arrears with any payments or returns or notifications under any statutory provisions, directions, conditions or notices relating to value added tax, or liable to any forfeiture or penalty or interest or surcharge or to the operation of any penalty, interest or surcharge provision;

       3.3.2 has not been required by H.M. Customs and Excise to give security;

       3.3.3 has not received, and has not engaged in any arrangements or transactions such that it could receive, a notice under paragraph 1 schedule 6 Value Added Tax Act 1994 (valuation - special cases)

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

               directing that the value of any supply shall be taken to be its open market value.

3.4 The Company has never received a surcharge liability notice under section 59 Value Added Tax Act 1994 (default surcharge) or a penalty liability notice under section 64 Value Added Tax Act 1994 (repeated misdeclarations).

3.5 The Company is not required to pay amounts on account of value added tax under any order made under section 28 Value Added Tax Act 1994 (payments on account).

3.6 No claims have or could be made by the Company under section 36 Value Added Tax Act 1994 (bad debts).

4.     EMPLOYEES

4.1 The Company has properly operated and complied with all provisions dealing with PAYE and National Insurance contributions and has deducted tax as required by law from all payments to or treated as made to or benefits provided for employees, officers, ex-employees, ex-officers and persons rendering services to the Company and has duly accounted to the Inland Revenue or other relevant tax authority for tax so deducted and contributions payable. The Company has maintained and retained such books and records relating to PAYE and to National Insurance contributions as it is required to maintain and retain.

4.2 The expenses incurred under the existing arrangements for remunerating employees, officers, ex-employees and ex-officers and rewarding persons rendering services to the Company, including any compensation for loss of office and any gratuitous payments, are deductible for the purposes of section 74 or 75 ICTA 1988 (deductions).

4.3 The Company has not remunerated any employee, officer or person rendering services and there are no arrangements to pay any employee, officer or person rendering services other than in cash payable to that employee, officer or person and in respect of which the Company has a liability to account for tax under PAYE or to make National Insurance contributions.

4.4 The Company has never, under section 140G ICTA 1988 (information for the purpose of sections 140A to 140F) and section 85 Finance Act 1988

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

       (information: unapproved share schemes), been required to give or deliver particulars (as specified in those sections) to any taxation authority.

5.     STAMP DUTIES

5.1 There is no instrument which is necessary to establish the Company's rights or the Company's title to any asset which is liable to stamp duty (or any like duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or which would attract stamp duty, interest or penalties if brought within the relevant jurisdiction.

5.2 There is no instrument which is necessary to establish the Company's rights or the Company's title to any asset which has been adjudicated as to the amount of duty with which it is chargeable, or has been stamped with a stamp denoting that it has been adjudicated and is not chargeable to any duty, other than where the relevant taxation authority has been supplied with details of all facts and circumstances which could reasonably have affected that authority's decision when making that adjudication.

5.3 The Company does not hold any interest in land in the United Kingdom which was transferred, granted or surrendered to it, or which is derived from an interest in land which was transferred, granted or surrendered to it, within two years prior to the date of this Agreement by means of an instrument which was stamped on the basis that it was entitled to relief under any of section 42 Finance Act 1930, section 11 Finance Act (Northern Ireland) 1954, section 151 Finance Act 1995, or section 76 Finance Act 1986.

6.     INTERNATIONAL

6.1 The Company was incorporated in and is and always has been resident only in the United Kingdom for Taxation purposes and for the purposes of any double taxation agreement. The Company is not liable to, and has at no time incurred any, Taxation in any jurisdiction other than the United Kingdom.

6.2 The Company is not the branch, agency or UK representative (as that term is defined in section 126 Finance Act 1995) of a person who is not resident in the United Kingdom.

6.3 The price that has been paid or has been agreed to be paid for any sale of property in respect of which the Company is the buyer or seller is an arm's length price for the purposes of section 770 ICTA 1988 (sales etc at an

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          undervalueor overvalue). No provision has been made or imposed by means of a transaction or series of transactions which requires the Company to compute its profits or losses for tax purposes as if an arm's length provision has been made or imposed instead of the actual provision in accordance with the requirements of schedule 28AA ICTA 1988. The Company has sufficient information and records to enable it to establish that it is not subject to the operation of section 770 or schedule 28AA ICTA 1988.

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                                   SCHEDULE 4

                              LIMITATIONS ON CLAIMS

1.     INTERPRETATION

1.1 The provisions in this Schedule shall operate to limit the liability of the Seller under Relevant Claims (as defined below) and related matters as provided in this Schedule.

1.2    In this Schedule (unless the context otherwise requires):

       Definition                       Meaning

       "Determination"                  a final determination by a court of
                                        competent jurisdiction or a final award
                                        or decision of a duly appointed
                                        arbitrator or expert (as the case may
                                        be); and

       "Determined"                     shall be construed accordingly;

       "Relevant Claim"                 a Warranty Claim or a Tax Claim;

       "Tax Claim"                      any claim under Part XVI of Schedule 3
                                        or the Tax Deed; and

       "Warranty Claim"                 any claim against the Seller under the
                                        Warranties except for a Tax Claim.

1.2 Expressions defined in clause 1.1 shall, where the context so requires, have the same meanings in this Schedule.

2.     TIME LIMITS

2.1 The Seller shall not be liable for any Relevant Claim unless written notice of the Relevant Claim has been given to it by or on behalf of the Buyer or the Company, in accordance with paragraph 7.1.1:

       2.1.1 in respect of a Tax Claim on or before the date which is six years and six months after the Completion Date; and

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       2.1.2   in respect of a Warranty Claim, on or before the date which is six months after the publication of the audited accounts of the Company for the financial year ending 31 December 2003.

2.2 Any Relevant Claim (other than a claim under the Tax Deed) shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect of such Relevant Claim have been commenced within six months of the giving of written notice in accordance with paragraph 7.1.1 of such Relevant Claim, and for this purpose such legal proceedings shall not be deemed to have commenced unless both issued and served.

3.     FINANCIAL LIMITS

       Threshold for Relevant Claims

3.1 No liability shall attach to the Seller in respect of a Relevant Claim (other than a claim under the Tax Deed) unless the aggregate amount of liabilities of the Seller in respect of all Relevant Claims (other than a claim under the Tax Deed) (excluding reasonable legal costs and any other costs and expenses incurred in ascertaining the existence or the amount of such Relevant Claims ("Relevant Costs")) shall exceed the total sum of (pounds)312,500 (the "Threshold") and if the aggregate amount of such liabilities shall exceed the Threshold the Seller shall be liable for the whole of such aggregate amount and not merely for the amount in excess of the Threshold.

3.2 Relevant Claims in the amount of (pounds)3,125 or less (excluding Relevant Costs) shall be deemed not to be Relevant Claims and accordingly no liability whatsoever shall attach to the Seller in respect of such Relevant Claims. Where more than one Relevant Claim arises out of the same facts or circumstances all such claims shall be aggregated together for the purposes of this paragraph 3.2.

       Ceiling on Relevant Claims

3.3 The aggregate liability of the Seller to make payment to the Buyer in respect of all or any Relevant Claim(s) shall not in any circumstances exceed (pounds)20,312,500 (excluding Relevant Costs), and accordingly the Seller shall not be liable for Relevant Claims in excess of such amount.

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4.     DOUBLE CLAIMS

4.1 If the Buyer is entitled to claim under the Tax Deed or under the Warranties in respect of the same subject matter, the Buyer may choose to claim under either or both but payments under the Tax Deed shall pro tanto satisfy and discharge any Warranty Claim in respect of the same subject matter and vice versa.

4.2 The Buyer shall not be entitled to recover the damages or obtain reimbursement or restitution or payment from the Seller to the extent it has already recovered in respect of a particular fact, circumstance, matter, event or thing constituting or giving rise to a Relevant Claim.

5.     DISCLOSURE

       The Buyer shall not be entitled to claim that any fact, circumstance, matter, event or thing constitutes or gives rise to a Relevant Claim (other than a claim under the Tax Deed), if such fact, circumstance, matter, event or thing has been disclosed by this Agreement (or arises from the implementation of this Agreement), including any of the Schedules, or in the Disclosure Letter.

6.     SPECIFIC LIMITATIONS

6.1 The Seller shall have no liability to the Buyer and the Buyer shall not have any claim whatsoever against the Seller in respect of any Warranty Claim or any matter giving rise to a Warranty Claim to the extent that:-

       6.1.1 a specific provision or allowance or reserve in respect of such Warranty Claim has been made in the 2002 Audited Accounts or the matter to which such Warranty Claim relates was specifically referred to in the notes to the 2002 Audited Accounts;

       6.1.2 it would not have arisen but for any change after Completion in the accounting principles or practices of the Company or in generally accepted accounting principles;

       6.1.3   it occurs as a result of:-

               (a) any legislation or practice of any governmental authority or agency not in force at the date of this Agreement which takes effect retrospectively; or

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               (b)  any increase in the rates of Taxation in force at the date of this Agreement;

               (c) any change in the accounting reference date of the Buyer or the Company made on or after Completion; or

               (d) a voluntary act, transaction or omission of or suffered by the Company or the Buyer (or any successor in title or either of them) after Completion unless such act transaction or omission occurs:-

                    (i)    as part of the Company's ordinary course of business;
                           or

                    (ii) pursuant to a legally binding obligation of the Company entered into prior to Completion; or

                    (iii)  with the written approval of the Seller.

6.2 If any liability of the Seller is in respect of a liability of the Company which is contingent when the Relevant Claim (other than a claim under the Tax Deed) is notified to the Seller, the Seller shall not be obliged to make any payment in respect of the liability until such time as the contingent liability becomes an actual liability.

6.3 The specific exclusions and limitations set out in clause 3 of the Tax Deed will apply to all Tax Claims.

7.     NOTICE OF CLAIMS AND PROCEDURE

7.1 If after Completion there comes to the notice of the Buyer or the Company, any matter or claim or event or thing which may constitute or give rise to a Warranty Claim, the Buyer shall:-

       7.1.1 as soon as practicable given written notice of the Warranty Claim to the Seller giving details of the Warranty Claim so far as then known to the Buyer or the Company, including the nature of the claim and the circumstances giving rise to it, together with the Buyer's bona fide estimate of any alleged loss and assessment of the amount that and the date on which the Buyer anticipates that

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

               the Seller will be required to make a payment in respect of the Warranty Claim and any Relevant Claim;

       7.1.2 not make any admission of liability, agreement or compromise with any person, body or authority in relation to the Warranty Claim without the prior agreement of the Seller (which shall not be unreasonably withheld or delayed);

       7.1.3 give the Seller and their professional advisers access to the premises, personnel and advisers of the Buyer and the Company, as may be relevant upon reasonable notice and during normal business hours and access to any relevant chattels, documents and records owned by or within the power or control of the Buyer and/or the Company or to which the Buyer or the Company has or can procure access so as to enable the Seller and their professional advisers to examine such chattels, accounts, documents and records and take extracts or photocopies of them for the purpose of determining the nature and extent of the Warranty Claim (and any related Relevant Claim) and the steps that may be appropriate to remedy or avert it.

7.2 Following the Buyer giving notice to the Seller of a Warranty Claim, the Buyer shall take such reasonable steps as the Seller considers desirable to remedy or avert the Warranty Claim or any related Relevant Claim.

7.3 The Seller may require the Buyer to take such action and give such information and assistance in connection with the affairs of the Buyer or the Company and as the Seller may reasonably request to avoid, resist, appeal or compromise the Warranty Claim subject to the Seller indemnifying the Buyer for itself and as trustee for the Company against all costs and expenses which it or they may properly incur in connection with such assistance.

7.4 Where the Buyer or the Company, is entitled to recover from some other person any sum in respect of a Warranty Claim, the Buyer shall or shall procure that the Company, shall take such action as the Seller may reasonably request to enforce such recovery and any amount so recovered shall be take into account in determining the liability of the Seller in respect of any related Relevant Claim.

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8.   MITIGATION

     Nothing in this Schedule shall in any way restrict or limit the general obligation at law of the Buyer and the Company to mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement.

9.   NO RESCISSION: REMEDY IN DAMAGES

     The Buyer shall have no right to rescind or terminate this Agreement for any reason whatsoever. After Completion the Buyer's sole remedy for any breach by the Seller of any of the terms of this Agreement (including a Relevant Claim) or under the provisions of the Misrepresentation Act 1967 shall be against the Seller in damages and any such remedy shall be subject to the limitation contained in this Agreement.

10.  REDUCTION IN CONSIDERATION

     Payments made by the Seller to the Buyer pursuant to this Agreement shall constitute a repayment of and a reduction in the consideration for the Shares.

11.  THIRD PARTY RECOVERY

11.1 If, before the Seller has made a payment in respect of a Relevant Claim (other than a claim under the Tax Deed), the Buyer and/or the Company shall recover or be finally entitled to recover (whether by payment, discount, credit or otherwise including from insurers or any Taxation Authority) any sum by reason of or in respect of the matter giving rise to the Relevant claim the Buyer and/or the Company shall take such recovery (less any reasonable costs and expenses properly incurred in relation to such recovery) into account in determining the amount of the Relevant Claim.

11.2 If the Seller has made any payment of a Relevant Claim (other than a claim under the Tax Deed) and the Buyer and/or the Company subsequently receives a benefit which was not taken into account in determining any liability of the Seller in respect of the Relevant Claim and which would have reduced such liability had the benefit been taken into account (including under any insurance) the Buyer (for itself or on behalf of the relevant company as the case may be) shall immediately repay to the Seller an amount equal to the lesser of:-

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     11.2.1    an amount corresponding to the benefit (including the amount of any such refund but, in all cases, after deduction of any reasonable costs or expenses properly incurred in such recovery as well as all Taxation on such amount); and

     11.2.2 the payment by the Seller to the Buyer in respect of the Relevant Claim.

12.  GUARANTEES

     The following provisions of this paragraph shall apply to the guarantees, indemnities, undertakings and agreements listed in the Disclosure Letter ("Guarantees"). The Buyer shall procure the release of the Seller from the Guarantees as soon as reasonably practicable or by such later date as the Seller may in its absolute discretion agree. The Buyer undertakes to the Seller that it will indemnify the Seller and keep the Seller indemnified from and against any and all liability (including in respect of claims, proceedings, costs and interest) in relation to any claims made, or obligations arising, after Completion under or pursuant to any of the Guarantees. The Buyer agrees to use its best efforts to procure the release of the Seller from any other guarantees, indemnities, undertakings and agreements to the extent they relate to the Company subject to being satisfactorily indemnified by the Seller in respect of any cost associated with such efforts.

13.  TAX DEED

     If any limits on the liability of the Seller under the Tax Deed conflict with the provisions of this Schedule then the provisions of the Tax Deed shall prevail.

14.  NO OTHER REPRESENTATIONS

     The Buyer confirms that it has not entered into this Agreement in reliance upon any representation or promise other than the Warranties.

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                                   SCHEDULE 5

                                  THE PROPERTY

Leasehold Property

Unit A, The Beacons, Beaconsfield Road, Hatfield, Hertfordshire, AL10 8RS


Freehold Property

None

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                                   SCHEDULE 6

                         LICENSED INTELLECTUAL PROPERTY

Service Mark User Agreement dated 1/st/ January 2001 made between Link Interchange Network Limited (1) and the Company (2).

Trademark Licence Agreement dated 10/th/ June 2002 made between Visa International Service Association (1) and the Company (2).

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                                   SCHEDULE 7

                            CONSIDERATION ADJUSTMENT

                         PART I - 2002 AUDITED ACCOUNTS

1. The Seller shall procure that draft 2002 Audited Accounts and Statement of Working Capital Value are prepared as soon as practicable following 31 December 2002 and, in any event, by no later than 31 March 2003.

2. Except as otherwise agreed in Part III of this Schedule 7, the draft 2002 Audited Accounts shall exclude any effects of the changes in control or ownership contemplated by this Agreement, shall be prepared on the going concern basis and shall take no account of post balance sheet events or information occurring or becoming available after the delivery of the draft 2002 Audited Accounts by the Seller to the Buyer.

3. The 2002 Audited Accounts shall be prepared on a basis which is consistent with the manner in, and the principles, bases and policies on which the Accounts were prepared and, in accordance with generally accepted accounting standards in England and Wales. The Buyer shall provide the Seller's Accountants with access to all documentation, information and data in or relating to the Company reasonably considered appropriate by the Seller's Accountants in order to prepare and audit the 2002 Audited Accounts.

4. When draft 2002 Audited Accounts have been prepared, the Seller shall promptly deliver a copy of the draft 2002 Audited Accounts and Statement of Working Capital Value to the Buyer for review.

5. Within 15 Business Days after the Seller has delivered the draft 2002 Audited Accounts to the Buyer, the parties shall procure that the Auditors and the Seller's Accountants meet to review the draft 2002 Audited Accounts and to satisfy themselves that they have been duly prepared in accordance with this Agreement and that the Statement of Working Capital Value has been correctly stated. The Seller shall promptly provide, and render or cause the provision and rendering to the Buyer of such information and assistance as the Buyer may reasonably require for the purposes of agreeing the 2002 Audited Accounts and the Statement of Working Capital Value. The Buyer shall then, within 10 Business Days following such meeting either:

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       5.1      confirm in writing (a "Satisfaction Notice") to the Seller that they agree that the draft 2002 Audited Accounts have been duly prepared and that the Working Capital Value has been correctly stated; or

       5.2 give notice in writing (a "Dissatisfaction Notice") to the Seller explaining in reasonable detail why they are unable so to confirm.

6. If the Buyer fails to give a Satisfaction Notice or a Dissatisfaction Notice when required, the draft 2002 Audited Accounts and the Statement of Working Capital Value shall be deemed to have been finally accepted and agreed by the Seller and the Buyer.

7. If the Buyer gives a Dissatisfaction Notice the parties shall endeavour to resolve all matters in dispute as soon as is practicable.

8. If the parties fail to resolve such matters within 10 Business Days of the date of the giving of the Dissatisfaction Notice (the "Resolution Period") any party may refer all matters in dispute for resolution to an independent chartered accountant (the "Accountant").

9. The identity of the Accountant shall be agreed between the parties and he shall be appointed within five Business Days of the expiry of the Resolution Period (the "Appointment Period"). If there is a failure to appoint the Accountant within the Appointment Period, the Accountant shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales within five Business Days of the expiry of the Appointment Period, on the application of either the Buyer or the Seller.

10. The Accountant shall be instructed to determine the dispute in accordance with the provisions of this Schedule 7 and to make such determination as soon as is practicable and, in any event, within 20 Business Days of his being instructed. In making such determination the Accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties.

11. The costs of the Accountant shall be borne by the parties in the proportions the Accountant may direct or, in the absence of direction, as to one half by the Buyer and as to the other half by the Seller.

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                        PART II - CONSIDERATION RETENTION

1. The Consideration Retention (together with any interest accrued in the Consideration Retention Account) shall be applied in accordance with the provisions of this Schedule 7 Part II.

2. If the Working Capital Value is not more than (pounds)30,000 less than the Target Working Capital Value, the parties shall procure that the Consideration Retention is released to the Seller's Solicitors on the Consideration Retention Release Date provided that, if at such time an Agreed Claim or an Unagreed Claim remains unsatisfied in whole or in part, the provisions of paragraph 11 below shall apply.

3. If the Working Capital Value is more than (pounds)30,000 less than the Target Working Capital Value, the parties shall procure that on the Consideration Retention Release Date:

       3.1 the Consideration Retention or, if less, an amount of the Consideration Retention equal to the amount of the Adjustment shall be released to the Buyer's Solicitors; and

       3.2 the residue (if any) of the Consideration Retention remaining (the "Released Amount") shall be released to the Seller's Solicitors,

       provided that, if at such time an Agreed Claim or an Unagreed Claim remains unsatisfied in whole or in part, the provisions of paragraph 11 below shall apply.

4. The Buyer shall be entitled to deduct the amount of any Agreed Claim from, the Consideration Retention or the Released Amount (as the case may be) prior to its release and any deduction shall pro tanto satisfy the liability concerned.

5. If an Unagreed Claim is made prior to the release of the Consideration Retention or the Released Amount (as the case may be), the Buyer shall use all reasonable endeavours to quantify the maximum amount of such Unagreed Claim (if capable of estimation) and shall notify the Seller in writing of the estimated amount of such Unagreed Claim (the "Estimate") or of the fact that the same is incapable of estimation.

6. If the maximum amount of any Unagreed Claim is so estimated, the parties shall procure that the amount (if any) by which the balance of the Consideration Retention or the Released Amount (as the case may be)

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

       exceeds the aggregate of the Estimates of all such Unagreed Claims shall be released to the Seller's Solicitors on the Consideration Retention Release Date (or, if later, within ten Business Days of the date on which the Estimate or, if more than one Unagreed Claim has been made, of the date on which the aggregate of the Estimates has been notified).

7. If the maximum amount of any Unagreed Claim cannot be quantified, the Consideration Retention or the Released Amount (as the case may be) shall be held in the Consideration Retention Account until such time as all Unagreed Claims are finally settled or otherwise determined.

8. Upon the final settlement or determination of all Unagreed Claims, the parties shall procure that the balance of the Consideration Retention or the Released Amount (as the case may be) shall immediately be applied in or towards the discharge of the amount agreed or determined to be payable to the Buyer in respect of all such Unagreed Claims and the residue (if any) remaining after the complete discharge of such Unagreed Claims shall be released to the Seller's Solicitors.

9. The receipt of the Buyer's Solicitors or the Seller's Solicitors of any payment made out of the Consideration Retention Account shall be an absolute discharge of the paying party.

10. The parties shall promptly give to the Seller's Solicitors and the Buyer's Solicitors all written instructions as shall be necessary to give effect to the provisions of this Schedule 7 Part II.

11. Interest which accrues on the Consideration Retention Account shall follow the capital and be released to the party or parties entitled the capital contemporaneously with, and proportionately to, the release of the capital (subject to deduction of tax as required by law).

       Further Adjustment

12. If, on the Consideration Retention Release Date, the amount of the Adjustment is greater than the amount of the Consideration Retention, the Seller shall, in addition to the release of that part of the Consideration Retention as is to be paid to the Buyer's Solicitors in accordance with paragraph 4, pay a cash amount equal to the Adjustment less the Consideration Retention to the Buyer's Solicitors and the receipt of the Buyer's Solicitors of such payment shall be an absolute discharge of the Seller.

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

13. Each of the Parties agrees to pursue all matters relating to any Unagreed Claim promptly and with a view to resolving such matter as soon as reasonably practicable.

                        PART III - WORKING CAPITAL VALUE

"Working Capital Value" shall mean the sum of the following Total Asset Balances less the sum of the following Total Liability Balances, as determined from the 2002 Audited Accounts, subject to the adjustments set forth below.

Cash & Cash equivalents
Trade receivables
Prepayments & other Debtors
Total Asset Balances
Accounts payable
Accrued expenses
Other creditors
VAT
Taxes

Total Liability Balances

Working Capital Value

Adjustments to the above table.

The following adjustments will apply in calculating the Working Capital Value irrespective of any otherwise applicable accounting policies and procedures:

1. All obligations under financing leases, hire purchase contracts and intercompany items shall be excluded from the Working Capital Value.

2.     In Prepayments and other debtors intercompany insurance shall be zero.

3.     No provision will be made for the costs borne by the Seller under 9.3.

                                   SCHEDULE 8

                           ASSUMED LEASING LIABILITIES

All NCR leasing liabilities in respect of ATMs operated by the Company totalling (pounds)1,458,058.

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

EXECUTED and DELIVERED as a DEED    )
by THE SELLER                       )

                                    Duly authorised signatory

                                    ..................................

EXECUTED and DELIVERED as a DEED    )
by THE BUYER                        )
acting by:                          )


                                    Director

                                    ..................................


                                    Director/Secretary

                                    ..................................

EXECUTED and DELIVERED as a DEED    )
by THE SELLER'S GUARANTOR           )


                                    Duly authorised signatory

                                    ...............................

                                    CONTENTS

Clause                                                                   Page

1.   Interpretation
2.   Sale of Shares
3.   Consideration
4.   Completion
5.   Warranties
6.   Protection of goodwill
7.   Confidentiality
8.   Announcements
9.   Costs
10.  Post-Completion arrangements
11.  Capacity and Shares
12.  Indemnities and Guarantee
13.  Applicable law and jurisdiction
14.  General
15.  Notices

SCHEDULES

1   The Company
2   Completion obligations
3   Warranties
4   Limitations on Claims
5   Property
6   Licensed Intellectual Property
7   Consideration Adjustment
8   Assumed Leasing Liabilities

DOCUMENTS IN THE APPROVED TERMS

1    Driving Contract
2    Tax Deed
3    Powers of attorney
4    Letters of resignation
5    Press Release
6    Foreign legal opinions
7    Board resolutions
8    Comfort Letters
9    Transitional Services Agreement
10   Retention Account Letters
11   Due Diligence Report

ANNEXURES

1    Accounts
2    Management Accounts
3    Agreed Bundle